Exhibit 99.1
ASPEN INSURANCE HOLDINGS REPORTS RESULTS FOR
THIRD QUARTER AND NINE MONTHS OF 2010
▪	Diluted book value per share of $38.22, up 15.3% over the end of the third quarter of 2009 and up 12.0% from the end of 2009.

▪	Third quarter net income after tax of $92.8 million, down from $145.8 million in the same quarter last year.

▪	Operating income after tax of $69.7 million for the third quarter impacted by $20.4 million of pre-tax losses from the New Zealand Earthquake.

▪	Diluted operating earnings per share of $0.79 for the quarter, down from $1.40 for the third quarter of 2009.

▪	Annualized net income return on equity of 13.2% for the third quarter and 10.4% for the nine month period.

▪	Annualized operating return on equity of 9.6% for the quarter and 8.4% for the nine month period.
HAMILTON, BERMUDA, October 27, 2010 — Aspen Insurance Holdings Limited (NYSE: AHL) today reported net income after tax for the third quarter of 2010 of $92.8 million and operating earnings of $0.79 per diluted ordinary share. This compares to a net income after tax of $145.8 million, and operating earnings of $1.40 per diluted share for the third quarter last year.
Book value per share on a diluted basis of $38.22 increased by 15.3% when compared to September 30, 2009 and by 3.4% since the end of June 2010 as a result of $75.6 million of retained income and a $61.5 million increase in unrealized gains, net of tax, from the fixed income investment portfolio in the quarter.
Third Quarter 2010 Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	Q3 2010	Q3 2009	Change
Gross written premium	$415.8	$490.3	(15.2%)
Net earned premium	$451.7	$470.9	(4.1%)
Net investment income	$58.1	$58.9	(1.4%)
Net income after tax	$92.8	$145.8	(36.4%)
Operating income after tax	$69.7	$125.6	(44.5%)
Diluted net income per share	$1.08	$1.63	(33.7%)
Diluted operating earnings per share	$0.79	$1.40	(43.6%)
Net income annualized return on equity	13.2%	22.4%
Annualized operating return on equity	9.6%	19.2%
Combined ratio	94.4%	80.3%
Book value per ordinary share	$40.28	$34.40	17.1%
Diluted book value per ordinary share	$38.22	$33.16	15.3%

Nine Months to September 30 Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	2010	2009	Change
Gross written premium	$1,664.0	$1,661.4	0.2%
Net earned premium	$1,399.2	$1,346.8	3.9%
Net investment income	$175.0	$190.3	(8.0%)
Net income after tax	$220.0	$347.6	(36.7%)
Operating income after tax	$180.7	$335.1	(46.1%)
Diluted net income per share	$2.51	$4.25	(40.9%)
Diluted operating earnings per share	$2.03	$3.72	(45.4%)
Net income annualized return on equity	10.4%	18.4%
Annualized operating return on equity	8.4%	17.7%
Combined ratio	97.2%	84.0%
Chris O’Kane, Chief Executive Officer said: “I am pleased to announce our 8th successive quarter of increasing book value per share, a 15% increase year on year. Third quarter net income amounted to $92.8 million and we reported an annualized return on equity of 13.2%. Market conditions remain highly challenging; in these circumstances our underwriters are hard at work in identifying those few segments where good profits are available and increasing our exposure to them. Elsewhere, it is a question of cutting back top line volume, rigorous risk selection and maintaining a very defensive underwriting posture.”
Overview of Operations for the Third Quarter and Nine Months in 2010
•	Gross written premiums of $415.8 million in the quarter, down 15% on last year, with the decrease coming mainly from the reinsurance segment.

•	Underwriting income for the quarter of $25.3 million against $92.5 million in the previous year included $20.4 million of losses from the New Zealand earthquake and three large insurance losses totalling $40.0 million from oil and gas pipelines.

•	Reserves were strengthened in the quarter by $6.2 million compared with $44.2 million of reserve releases in the equivalent period in 2009. For the nine months in 2010, reserve releases were $8.8 million compared with $71.0 million in 2009.

•	Unrealized gains in the available-for-sale fixed income portfolio increased by $68.3 million in the quarter to $361.6 million compared with unrealized gains of $106.3 million in the third quarter of 2009.

•	Cash flows from operating activities were $255.9 million for the quarter and $503.8 million for the nine months in 2010 compared with $186.8 million and $489.1 million, respectively in 2009.

•	Continued investment in the Company’s U.S. insurance capability and the establishment of a U.K. regional platform and Swiss market presence increased the expense ratio in the quarter by 1 percentage point when compared to the same period in 2009.

Operating Segment Highlights
A summary of the operating highlights for Aspen’s operating segments is presented below.
Insurance Segment
The insurance segment underwriting loss for the quarter, which excludes investment income, was $13.4 million compared with an underwriting profit of $20.9 million in the third quarter of 2009. The combined ratio was 107.3% for the third quarter compared with 88.6% in 2009. There has been net reserve strengthening in the insurance segment of $9.5 million for the quarter compared with $11.0 million of reserve releases in the third quarter last year. The reserve strengthening in the current quarter has arisen mainly from the financial and professional lines of business. Gross written premium was $179.8 million compared with $194.2 million in the third quarter of 2009 with the decrease attributable to the casualty insurance lines of business.
The underwriting loss for the nine-month period was $5.3 million compared with an underwriting profit of $1.9 million in 2009. This reflects a nine-month period combined ratio of 101.0% compared with 99.7% for the same period in 2009. The accident year combined ratio for the nine-month period was 98.1% compared with 100.6% in the equivalent period in 2009. For the nine months ended September 30, 2010, gross written premium of $654.6 million was in line with the same period in 2009.
Reinsurance Segment
The reinsurance segment underwriting profit for the quarter was $53.0 million compared with $86.3 million last year. This underwriting result reflects a combined ratio of 80.1% compared with 70.1% for the third quarter in 2009. The combined ratio for the quarter includes 7.6 percentage points of losses from the earthquake in New Zealand. Net favorable reserve development was $3.3 million compared with $33.2 million for the third quarter of 2009 with the decrease attributable to a reduction in reserve releases in the property and specialty reinsurance lines of business. Gross written premiums in the reinsurance segment for the quarter were $236.0 million compared to $296.1 million in 2009 with decreases across the segment and particularly in specialty reinsurance.
Underwriting profit for the nine months ended September 30, 2010 was $79.9 million compared with $247.4 million in 2009. The combined ratio for the nine months ended September 30, 2010 of 90.6% has been impacted by 16.0 percentage points, or $132.7 million of losses, net of reinstatement premiums, from the earthquakes in Chile and New Zealand and compares with 69.8% for the same period in 2009. Gross written premiums for the nine months were $1,009.4 million compared with $1,006.3 million in 2009.
Investment Performance
Net investment income for the quarter of $58.1 million was down slightly from $58.9 million in the third quarter of 2009. Net realized and unrealized gains included in income for the quarter were $22.1 million compared with $14.6 million in the third quarter of 2009. There were no securities selected for other-than-temporary impairment in the quarter compared with $1.8 million for the same period in 2009.
Unrealized gains on the available-for-sale fixed income portfolio at the end of the third quarter of 2010 were $361.6 million, an increase of $68.3 million, gross of tax, from the end of second quarter in 2010. Total investment return for the current quarter was $148.5 million or 8.5% annualized.
The book yield on the fixed income portfolio of 3.9% was down from 4.1% at the end of the second quarter of 2010. The average credit quality of the portfolio remains AA+ with an average duration of 3.1 years.

Capital Position
During the quarter, the Company repurchased 0.3 million common shares in the open market at an average price of $28.97 per share, for a total cost of $7.7 million. As of September 30, 2010, the Company has approximately $392 million of remaining authorization for common share repurchases through March 2012.
Outlook for 2010
In light of the catastrophe losses associated with the earthquakes in Chile and New Zealand, and general market conditions, the Company anticipates the combined ratio for the full year to be in the range of 94%-99% including a catastrophe load of $40 million for the remainder of the year, assuming normal loss experience. The Company anticipates gross written premium for the full year of $2.0 billion +/- 5%, down from $2.1 billion, with ceded premium between 8% and 10% of gross earned premium. The tax rate is expected to be in the range of 9% to 11%.
Earnings conference call
Aspen will hold a conference call to discuss its financial results on Thursday, October 28, 2010 at 10:30 a.m. (Eastern Time).
CONFERENCE CALL PARTICIPATION DETAILS — October 28, 2010 at 10:30 a.m. (ET)

Participant Dial-In Numbers:	+1 (888) 459-5609 (US Toll Free)
+1 (404) 665-9920 (International)
Conference ID:	14788114
Please call to register at least 10 minutes before the conference call begins.
The conference call will be webcast live in the ‘presentations’ section of the Investor Relations page of Aspen’s website, which is located at www.aspen.bm. The earnings press release and a detailed financial supplement will be posted to the website, as well as a brief slide presentation which may be used for reference during the earnings call.
REPLAY DETAILS
A replay of the call will be available for 14 days via telephone and internet starting two hours following the end of the live call.

Replay Access:	+1 (800) 642-1687 (US Toll Free) +1 (706) 645-9291 (International) www.aspen.bm
Replay ID:	14788114

Investor Contact:
Aspen Insurance Holdings Limited
Noah Fields, Head of Investor Relations	T: +1 441-297-9382

European Press Contact:
Citigate Dewe Rogerson
Justin Griffiths/Sarah Gestetner	T: +44 (0) 20 7282 2920

North American Press Contact:
Abernathy MacGregor
Carina Davidson/Allyson Morris	T: +1 212-371-5999

Aspen Insurance Holdings Limited
Summary Consolidated Balance Sheet
($ in millions, except per share data)
(Unaudited)

	As at September 30,	As at December 31,
(in US$ millions, except per share data)	2010	2009
ASSETS
Total investments	$6,291.3	$5,997.0
Cash and cash equivalents	914.3	748.4
Reinsurance recoverables	307.2	425.3
Premiums receivable	880.7	708.3
Other assets	433.5	378.2

Total assets	8,827.0	8,257.2

LIABILITIES
Losses and loss adjustment expenses	3,672.2	3,331.1
Unearned premiums	951.6	907.6
Other payables	512.8	463.5
Long-term debt	249.7	249.6

Total liabilities	5,386.3	4,951.8

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,440.7	3,305.4

Total liabilities and shareholders’ equity	8,827.0	8,257.2

Tangible book value per share	40.28	35.42
Diluted book value per share (treasury stock method)	38.22	34.14

Aspen Insurance Holdings Limited
Summary Consolidated Statements of Income
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
(in US$ millions) except share, per share data and ratios	September 30,	September 30,
	2010	2009
UNDERWRITING REVENUES
Gross written premiums	415.8	490.3
Premiums ceded	(38.8)	(28.2)

Net written premiums	377.0	462.1
Change in unearned premiums	74.7	8.8

Net earned premiums	451.7	470.9
UNDERWRITING EXPENSES
Losses and loss expenses	285.8	235.1
Acquisition expenses	75.6	79.6
General and administrative expenses	65.0	63.7

Total underwriting expenses	426.4	378.4

Underwriting income	25.3	92.5

OTHER OPERATING REVENUE
Net investment income	58.1	58.9
Interest expense	(3.9)	(3.9)

Total other operating revenue	54.2	55.0

Other income (expense)	(1.9)	1.1

OPERATING INCOME BEFORE TAX	77.6	148.6
OTHER
Net realized and unrealized exchange gains	3.4	7.9
Net realized and unrealized investment gains	22.1	14.6

INCOME BEFORE TAX	103.1	171.1
Income taxes expense	(10.3)	(25.3)

NET INCOME AFTER TAX	92.8	145.8
Dividends paid on ordinary shares	(11.5)	(12.6)
Dividend paid on preference shares	(5.7)	(5.6)

Retained income	75.6	127.6

Components of net income (after tax)
Operating income	69.7	125.6
Net realized and unrealized exchange gains after tax	3.0	7.9
Net realized and unrealized investment gains after tax	20.1	12.3

NET INCOME AFTER TAX	92.8	145.8

Loss ratio	63.3%	49.9%
Policy acquisition expense ratio	16.7%	16.9%
General and administrative expense ratio	14.4%	13.5%
Expense ratio	31.1%	30.4%
Combined ratio	94.4%	80.3%

Aspen Insurance Holdings Limited
Summary Consolidated Financial Data
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September	September	September	September
(in US$ except for number of shares)	30, 2010	30, 2009	30, 2010	30, 2009
Basic earnings per ordinary share
Net income adjusted for preference share dividend	$1.14	$1.69	$2.63	$4.37
Operating income adjusted for preference dividend	$0.84	$1.44	$2.12	$3.83
Diluted earnings per ordinary share
Net income adjusted for preference share dividend	$1.08	$1.63	$2.51	$4.25
Operating income adjusted for preference dividend	$0.79	$1.40	$2.03	$3.72

Weighted average number of ordinary shares outstanding (in millions)	76.723	83.057	77.133	82.520
Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	80.363	85.993	80.777	84.952

Book value per ordinary share			$40.28	$34.40
Diluted book value (treasury stock method)			$38.22	$33.16

Ordinary shares outstanding at end of the period (in millions)			76.642	83.095
Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)			80.765	86.193

Aspen Insurance Holdings Limited
Summary Consolidated Segment Information
($ in millions except ratios)
(Unaudited)

	Three Months Ended September 30, 2010			Three Months Ended September 30, 2009
(in US$ millions except for ratios)	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total
Gross written premiums	$236.0	$179.8	$415.8	$296.1	$194.2	$490.3
Net written premiums	229.6	147.4	377.0	289.3	172.8	462.1
Gross earned premiums	277.9	225.4	503.3	301.4	220.8	522.2
Net earned premiums	267.5	184.2	451.7	288.4	182.5	470.9
Losses and loss expenses	143.5	142.3	285.8	127.1	108.0	235.1
Policy acquisition expenses	43.9	31.7	75.6	49.3	30.3	79.6
Operating and administrative expenses	27.1	23.6	50.7	25.7	23.3	49.0

Underwriting income/(loss)	$53.0	$(13.4)	$39.6	$86.3	$20.9	$107.2

Net investment income			58.1			58.9
Net realized gains			22.1			14.6
Corporate (expenses)			(14.3)			(14.7)
Other (expenses)/income			(1.9)			1.1
Interest (expenses)			(3.9)			(3.9)
Net foreign exchange gains			3.4			7.9

Income before income taxes			103.1			171.1
Income tax expense			(10.3)			(25.3)

Net income			$92.8			$145.8

Ratios
Loss ratio	53.6%	77.3%	63.3%	44.1%	59.2%	49.9%
Policy acquisition expense ratio	16.4%	17.2%	16.7%	17.1%	16.6%	16.9%
Operating and administrative expense ratio	10.1%	12.8%	14.4%	8.9%	12.8%	13.5%
Expense ratio	26.5%	30.0%	31.1%	26.0%	29.4%	30.4%
Combined ratio	80.1%	107.3%	94.4%	70.1%	88.6%	80.3%

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, Singapore, the United States, the United Kingdom, Switzerland, and Germany. For the three months ended September 30, 2010, Aspen reported gross written premiums of $415.8 million, net income of $92.8 million and total assets of $8.8 billion. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service. For more information about Aspen, please visit www.aspen.bm.
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” “guidance,” and similar expressions of a future or forward-looking nature.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; evolving issues with respect to interpretation of coverage after major loss events and any intervening legislative or governmental action; the effectiveness of our loss limitation methods; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of acts of terrorism and related legislation and acts of war; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance sectors; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the continuing and uncertain impact of the current depressed economic environment in many of the countries in which we operate; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; changes in insurance and reinsurance market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors and the related demand and supply dynamics as contracts come up for renewal; a decline in our operating subsidiaries’ ratings with Standard & Poor’s (“S&P”), A.M. Best or Moody’s Investor Service (“Moody’s”); our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; changes in our ability to exercise capital management initiatives or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; changes in government regulations or tax laws in jurisdictions where we conduct business; Aspen Holdings or Aspen Bermuda becoming subject to income taxes in the United States or the United Kingdom; loss of key personnel; and increased counterparty risk due to the credit impairment of financial institutions. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Reports on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 26, 2010. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.
In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity 1) is calculated using operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.
Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
See page 28 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average equity.
(2) Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses.
Aspen excludes after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 28 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(3) Diluted book value per ordinary share is a non-GAAP financial measure. Aspen has included diluted book value per ordinary share because it takes into account the effect of dilutive securities; therefore, Aspen believes it is a better measure of calculating shareholder returns than book value per share. Please see page 26 of Aspen’s financial supplement for a reconciliation of diluted book value per share to basic book value per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(4) Diluted Operating Earnings Per Share and Basic Operating Earnings Per Share is a non-GAAP financial measure. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 28 for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
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